EXHIBIT 99.1
February 23, 2018

Dear Shareholder,

As we approach the close of the first quarter of 2018, I would like to share some important updates. This quarter marks a significant chapter in our company’s history. We just completed our 109th consecutive quarter of profitability and are optimistic as we enter 2018.

The profitability momentum we built in the third quarter of last year carried through the end of the year, providing a strong finish to 2017. Full year earnings increased 9% over 2016 with improved net interest margin, continued strong credit performance and stable loan growth all contributing to our solid results.

We are pleased to inform you that our strong 2017 performance combined with the benefits from the passage of the Tax Reform Act in late December resulted in the board of directors approving a 12%, or $0.02 per share increase, in your quarterly dividend. The first quarter’s $0.19 per share payout will be paid on March 15, 2018 (to shareholders of record as of March 2, 2018). This accelerated timing of your dividend payout was adopted in anticipation of our merger with MainSource.

Official shareholder approval of the merger from both companies was received in December. On February 22, we received the final regulatory approval required to allow the merger to go forward. We expect to complete the merger with MainSource Financial Group on or before April 1, 2018.

We are diligently preparing for the combination of First Financial and MainSource into a new company with the scale and strength across commercial and retail banking, wealth management and specialty finance to more effectively serve our clients and communities. When combined with our ability to grow organically, this merger positions us for continued growth and success. We expect that you will see the value the new combined company will provide to clients, associates and shareholders.

We appreciate your investment in First Financial and remain committed to increasing shareholder value by continuing to achieve excellent results.

Sincerely,
Claude Davis
President and CEO

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of December 31, 2017, the Company had $8.9 billion in assets, $6.0 billion in loans, $6.9 billion in deposits and $930.7 million in shareholders' equity. The
Company's subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its five lines of business: commercial, consumer, wealth management, specialty finance and mortgage. The commercial, consumer, specialty finance and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.7 billion in assets under management as of
December 31, 2017. The Company's strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 94 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.